Exhibit 99.1

Gaiam Reports First Quarter Fiscal 2009 Results

Free cash flow increased to $7.1 million

Boulder, CO, May 6, 2009 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company announced today results for its first quarter ended March 31, 2009. Gaiam will host a conference call today, May 6, 2009, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the results.

Dial-in No.:	888-946-2714 (domestic) or 312-470-7365 (international)
Passcode:	GAIAM

Revenue for the first quarter ended March 31, 2009 decreased 14.2% to $55.9 million from $65.2 million recorded in the same period last year.  The reduction in sales was primarily due to a decrease in consumer spending, closure of businesses, reporting of international revenues, which were effected by the transition from product sales to licensing, a planned reduction in catalog circulation and conservative retail buying throughout the quarter.

Gross profit decreased to $31.0 million or 55.4% of revenue for the first quarter of 2009, from $41.0 million, or 62.9% of revenue, in the comparable quarter last year. The change in gross margin reflects the company’s investment in the lower margin solar business, and the effect of higher deductions and allowances to retailers.

Selling and operating expenses decreased $1.0 million, or 2.8%, to $33.9 million during the first quarter of 2009, from $34.9 million during the same quarter last year, partially reflecting recent cost control initiatives.

Operating loss for the first quarter of 2009 was $6.2 million compared to an operating gain of $2.7 million in the same quarter last year.  Excluding the consolidation of our 56% own subsidiary Real Goods Solar, operating loss was $4.0 million in the quarter.  Total net loss for the quarter was $3.1 million, or $0.13 per share, compared to net income of $2.2 million in the same period last year.

Included in the first quarter results are a number of costs related to the closing of a non-profitable business and large reductions in payroll and related severance payouts.  On an annual basis, cost savings generated by these measures approximate $10 million.

 “While our first quarter results reflect the broader market trends, we remain committed to our strategic plan.  In this difficult economic climate, we are focused on the appropriate balance of cash conservation and investing in the growth strategies that will build our brand and partnerships,” said Lynn Powers, President and CEO.   “In addition, we continue to implement cost savings measures, including renegotiating freight contracts and product costs with our manufacturers, overhead restructuring, and optimizing our direct business through reduced catalog prospecting and increased online customer acquisition strategies.”

“In the first quarter, we generated free cash flow of $7.1 million, a $10.5 million improvement from cash use of $3.4 million during the same quarter of the last year. We ended the quarter with $38.2 million in cash, up $6.2 million in last 90 days, no debt and a current ratio of 4.8, up from 3.9, at the end of last quarter. We continue to use the current macroeconomic environment as an opportunity to further expand our branded store within store presence at retail, which we have increased to 10,500 and focus on the free cash flow,” said Jirka Rysavy, Chairman.

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:00 p.m. CDT on May 11, 2009.

Replay number:  866-373-1974

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contacts:	Carole Buyers
VP Corporate Finance and Investor Relations
303-222-3808
carole.buyers@gaiam.com

John Mills
Senior Managing Director, ICR
310-954-1105
jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31, 2009		March 31, 2008

Net revenue	$55,923	100.0%	$65,173	100.0%

Cost of goods sold	24,937	44.6%	24,195	37.1%

Gross profit	30,986	55.4%	40,978	62.9%

Operating expenses	37,212	66.5%	38,312	58.8%

Income (loss) from operations	(6,226)	-11.1%	2,666	4.1%

Other income	74	0.1%	469	0.7%

Income (loss) before income taxes	(6,152)	-11.0%	3,135	4.8%

Income tax expense (benefit)	(2,249)	-4.0%	1,238	1.9%

Net income (loss)	(3,903)	-7.0%	1,897	2.9%

Net loss attributable to the noncontrolling interest	813	1.5%	316	0.5%

Net income (loss) attributable to Gaiam, Inc.	$(3,090)	-5.5%	$2,213	3.4%

Weighted-average shares outstanding:
Basic	23,957		25,084
Diluted	23,957		25,352

Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.13)		$0.09
Diluted	$(0.13)		$0.09

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,198	$31,965
Accounts receivable, net	23,013	33,664
Inventory, net	32,581	40,782
Deferred advertising costs	2,569	2,578
Receivable and deferred tax assets	13,249	15,448
Other current assets	4,854	4,795
Total current assets	114,464	129,232

Property and equipment, net	27,856	27,381
Media library, net	12,157	12,102
Deferred tax assets, net	7,416	6,076
Goodwill	23,434	23,180
Other intangibles, net	828	880
Notes receivable and other assets	3,230	3,247
Total assets	$189,385	$202,098

Liabilities and Equity
Current liabilities:
Accounts payable	$17,394	$26,567
Accrued liabilities	6,577	6,885
Total current liabilities	23,971	33,452

Commitments and contingencies

Equity:
Gaiam, Inc. shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 18,599,890 and 18,541,201 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	2	2
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at March 31, 2009 and December 31, 2008	1	1
Additional paid-in capital	164,275	163,652
Accumulated other comprehensive income	88	88
Accumulated deficit	(13,365)	(10,275)
Total Gaiam, Inc. shareholders’ equity	151,001	153,468
Noncontrolling interest	14,413	15,178
Total equity	165,414	168,646
Total liabilities and equity	$189,385	$202,098